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                                  EXHIBIT 10.65

PERSONAL AND CONFIDENTIAL


July 20, 1999

Robert De Vaere
2815 Crystal Ridge Road
Encinitas, CA 92024

Dear Bob:

This letter summarizes the compensation and benefits which will be paid to you or on your behalf by the Company under certain circumstances and the terms and conditions under which they will be paid.

The Company has determined that your ongoing services are required through September 30, 1999 in order to operate the business through that date and to assist in either raising capital to fund ongoing operations or finding a buyer or merger partner for the business.

If those efforts prove unsuccessful and the Company's Board votes to dissolve Vista and begin an orderly wind down effective September 30, 1999, it is anticipated your services will be required through December 31, 1999 to assist in preparing documentation and correspondence, closing accounts, facilities, etc., and generally discharging all liabilities of the Company. Provided you have not voluntarily terminated your employment with the Company prior to December 31, 1999, you will be terminated on that date and receive the following compensation and benefits:

         1. Three months severance (pay through 03/31/00) to be calculated at your regular rate and to be paid immediately.

         2. Company paid medical and dental coverage through 03/31/00.

We appreciate your prior and continuing service and contributions to the Company and with your assistance, we look forward to successfully completing our third quarter mission.

Best Regards,

/s/ John R. Lyon

John R. Lyon
Chief Executive Officer

cc:      James C. Blair